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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) July 29, 2002

                      MODERN MEDICAL MODALITIES CORPORATION
             (Exact name of registrant as specified in its charter)

   NEW JERSEY                        000-23416                  22-3318886
(State or other                     (Commission                (IRS Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)

                            1719 Route 10, SUITE 117
                          PARSIPPANY, NEW JERSEY 07054
          (Address of principal executive offices, including zip code)

                                 (973) 538-9955
              (Registrant's telephone number, including area code)


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Item 1.  Changes in Control of Registrant.

         In October 1999, the Company sold an aggregate of $500,000 of its convertible notes ("Notes") to two investors. The Notes are convertible into shares of the Company's common stock at 72 1/2% of the market price at the time of conversion.

         In June 2002, Jacob Hayut purchased each of the Notes and intends to convert each Note into shares of the Company's common stock. On July 29, 2002, Mr. Hayut formally notified the Company that he intends to convert $43,500 principal amount of the Notes into shares of the Company's common stock. Pursuant to the terms of the conversion of the Note, Mr. Hayut is required to give the Company seventy-five (75) days prior written notice of his intention to convert the Note into more than 9.9% of the Company's outstanding shares of common stock. Therefore, 250,000 shares of common stock will be issued immediately and the remaining 11,750,000 shares will be issued 75 days from July 29, 2002. Based on a conversion price of $.003625, $43,500 principal amount of the Notes converts into 12,000,000 shares of common stock. Upon the issuance of the remaining 11,750,000 shares of common stock, Mr. Hayut will own approximately 82% of the Company's issued and outstanding common stock.

Item 6.  Resignation of Registrants Directors

         On June 26, 2002, Fred Mancinelli resigned as a director of the Company and Jacob Hayut was appointed by the board of directors to fill the vacancy created by Mr. Mancinelli's resignation. On June 28, 2002, Jan Goldberg resigned as an officer and director of the Company. On July 3, 2002, Roger Findlay and Gregory Maccia each resigned as officers and directors of the Company and Carl Gedeon resigned as a director of the Company. On July 3, 2002, the board of directors appointed Motti Sharon and Minesh Patel to fill two vacancies on the board of directors. On July 29, 2002, the Company's board of directors appointed Mr. Jacob Hayut as Chairman of the Board of Directors and President, Chief Executive Officer and Secretary of the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: July 29, 2002

                                  MODERN MEDICAL MODALITIES CORPORATION

                                  By:/s/ Jacob Hayut
                                     -------------------------------------------
                                  Name:  Jacob Hayut
                                  Title: Chairman, President and Chief Executive
                                         Officer